                                               Filed pursuant to Rule 424(b)(3)
                                               File No. 333-63265

SUPPLEMENT TO PROSPECTUS SUPPLEMENT DATED OCTOBER 28, 1998, AS SUPPLEMENTED NOVEMBER 30, 1998
(TO PROSPECTUS DATED JULY 22, 1998)

                                  $57,750,000

                                  GREEN TREE

                              SELLER AND SERVICER

   MANUFACTURED HOUSING CONTRACT SENIOR/SUBORDINATE PASS-THROUGH CERTIFICATES
                                 SERIES 1998-8

  We are offering the following classes through this supplement:

                                                           PRINCIPAL  REMITTANCE
  CLASS                                                   AMOUNT SOLD    RATE
  -----                                                   ----------- ----------
  M-2.................................................... $10,000,000  7.08%(1)
  B-1.................................................... $47,250,000  7.69%(1)
                                                          -----------
  Total.................................................. $57,750,000
                                                          ===========

 --------
 (1) Or the weighted average of the rates on the contracts in the contract pool, if less.

    CONSIDER CAREFULLY THE RISK FACTORS BEGINNING ON PAGE S-9 IN THE PROSPECTUS SUPPLEMENT AND ON PAGE 9 IN THE PROSPECTUS.

    THIS SUPPLEMENT RELATES TO THE OFFERING OF THE CLASS M-2 CERTIFICATES AND CLASS B-1 CERTIFICATES BUT DOES NOT CONTAIN COMPLETE INFORMATION ABOUT THESE CERTIFICATES. ADDITIONAL INFORMATION IS CONTAINED IN THE ACCOMPANYING PROSPECTUS SUPPLEMENT DATED OCTOBER 28, 1998, AS SUPPLEMENTED BY THE NOVEMBER 30, 1998 SUPPLEMENT AND IN THE RELATED PROSPECTUS DATED JULY 22, 1998. PROSPECTIVE PURCHASERS ARE URGED TO READ THIS SUPPLEMENT, THE PROSPECTUS SUPPLEMENT, AS SUPPLEMENTED BY THE NOVEMBER 30, 1998 SUPPLEMENT, AND THE PROSPECTUS IN FULL.

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

    These Certificates will be delivered through the Same-Day Funds Settlement System of the Depository Trust Company on or about December 22, 1998.

    Merrill Lynch, Pierce, Fenner & Smith Incorporated will purchase the aggregate amount of Class M-2 Certificates and Class B-1 Certificates listed above from Green Tree and will offer them from time to time in negotiated transactions or otherwise at varying prices to be determined at the time of sale. Proceeds to Green Tree Financial Corporation from the sale of such Certificates, before deducting expenses, will be approximately $54,650,467.50, plus accrued interest beginning on December 3, 1998. See "Underwriting" on page SS-2 in this supplement, on page S-53 in the prospectus supplement and on page 58 in the prospectus.

    The Certificates are offered hereby, subject to receipt and acceptance by Merrill Lynch, Pierce, Fenner & Smith Incorporated and its right to reject any order in whole or in part.

    This supplement may be used to offer or sell the certificates only if accompanied by the prospectus supplement dated October 28, 1998, the supplement dated November 30, 1998, and prospectus dated July 22, 1998.


      UNDERWRITER OF THE CLASS M-2 CERTIFICATES AND CLASS B-1 CERTIFICATES
                              MERRILL LYNCH & CO.

                The date of this supplement is December 15, 1998

                    CERTAIN FEDERAL INCOME TAX CONSEQUENCES

    The Offered Certificates may be deemed to have been issued with "original issue discount" for federal income tax purposes. See "Certain Federal Income Tax Consequences--REMIC Series--Original Issue Discount" beginning on page 43 of the accompanying Prospectus dated July 22, 1998.

                                 UNDERWRITING

    The following information supplements the information in the Prospectus Supplement under the heading "Underwriting."

    The Underwriter named below has agreed, subject to the terms and conditions of the Underwriting Agreement dated October 28, 1998 and the Terms Agreement dated December 15, 1998 (together the "Underwriting Agreement"), to purchase from the Company the principal amounts of Class M-2 Certificates and Class B-1 Certificates (the "Offered Certificates") set forth below.

                                                        PRINCIPAL    PRINCIPAL
                                                        AMOUNT OF    AMOUNT OF
                                                        CLASS M-2    CLASS B-1
      UNDERWRITER                                      CERTIFICATES CERTIFICATES
      -----------                                      ------------ ------------
      Merrill Lynch, Pierce, Fenner & Smith
               Incorporated .......................... $10,000,000  $47,250,000

    In the Underwriting Agreement, the Underwriter has agreed, subject to the terms and conditions set forth therein, to purchase all of the Offered Certificates offered hereby if any of the Offered Certificates are purchased.

    Green Tree has been advised by the Underwriter that it proposes initially to offer the Offered Certificates to the public from time to time in negotiated transactions or otherwise at varying prices to be determined at the time of sale. In connection with the sale of such Certificates, the Underwriter may be deemed to have received compensation from Green Tree in the form of underwriting discounts.

    Until the distribution of the Offered Certificates is completed, rules of the Commission may limit the ability of the Underwriter and certain selling group members to bid for and purchase these Certificates. As an exception to these rules, the Underwriter is permitted to engage in certain transactions that stabilize the price of these Certificates. Such transactions consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of these Certificates.

    In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases.

    Neither the Company nor the Underwriter makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Offered Certificates. In addition, neither the Company nor the Underwriter makes any representation that the Underwriter will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

    The Underwriting Agreement provides that the Company will indemnify the Underwriter against certain liabilities, including liabilities under the Securities Act of 1933, or contribute to payments the Underwriter may be required to make in respect thereof.

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    No dealer, salesperson or other individual has been authorized to give any information or make any representations not contained in this Prospectus in connection with the offering covered by this Prospectus. If given or made, such information or representations must not be relied upon as having been authorized by the Company or the Underwriters. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, the Certificates in any jurisdiction where, or to any person to whom, it is unlawful to make such offer or solicitation. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create an implication that there has not been any change in the facts set forth in this Prospectus or in the affairs of the Trust since the date hereof.

                                  $57,750,000

                               [GreenTree Logo]

                              SELLER AND SERVICER

                         MANUFACTURED HOUSING CONTRACT
                        SENIOR/SUBORDINATE PASS-THROUGH
                          CERTIFICATES, SERIES 1998-8

                         $10,000,000 7.08% CLASS M-2

                          $47,250,000 7.69% CLASS B-1

                      -----------------------------------

                                 SUPPLEMENT TO
                             PROSPECTUS SUPPLEMENT
                            DATED OCTOBER 28, 1998,
                       AS SUPPLEMENTED NOVEMBER 30, 1998

                      -----------------------------------

      UNDERWRITER OF THE CLASS M-2 CERTIFICATES AND CLASS B-1 CERTIFICATES

                              MERRILL LYNCH & CO.

                               DECEMBER 15, 1998

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